Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BY AND BETWEEN

BANCSHARES OF FLORIDA, INC.

AND

Martin P. Mahan

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 1st day of February, 2005, by and between Bancshares of Florida, Inc. (“Bancshares” or “Employer”) and Martin P. Mahan (“Employee”). Employer and Employee are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Employer wishes to retain Employee as Bancshares’ Chief Operating Officer and Executive Vice President to perform the duties and responsibilities as are described in this Agreement and as the Employer’s Board of Directors (“Board”) may assign to Employee from time to time; and

WHEREAS, Employee desires to become employed by the Employer and to serve as the Employer’s Chief Operating Officer and Executive Vice President in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto represent, warrant, undertake, covenant and agree as follows:

OPERATIVE TERMS

1. Employment and Term. Employer shall employ Employee pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The initial term of employment shall be for a period of three years, commencing on January 1, 2005 (“Effective Date”). On each anniversary of the Effective Date, this Agreement shall be automatically renewed for one additional year until January 1, 2009, after which there will no further renewals of this Agreement. Either Party, however, may terminate the renewals of this Agreement at any time by giving the other Party written notice of its intent not to renew. Upon such written notice, the Agreement shall expire at the end of the remaining term.

The Board or its Compensation Committee shall, on at least a semi-annual basis, review Employee’s performance and this Agreement to determine if the Agreement’s renewals should be continued. The Board’s or its Compensation Committee’s decision shall be included in its meeting minutes.

2. Position, Responsibilities and Duties. During the term of this Agreement, Employee shall devote all of his working time, attention, skill and best efforts to accomplish and faithfully perform all of the duties assigned to Employee on a full-time basis. Employee shall, at all times, conduct himself in a manner that will reflect positively upon the Employer. Employee shall obtain and maintain such licenses, certificates, accreditations and professional memberships and designations as the Employer may reasonably require. Employee shall notify Employer prior to any significant participation by him in any trade association or similar organization. Employee shall also have the specific duties prescribed in Schedule A.

3. Compensation. During the term of this Agreement, Employee shall be compensated as described in Schedule B.

4. Payment of Business Expenses. Employee is authorized to incur reasonable expenses in performing his duties hereunder. Employer will reimburse Employee for authorized expenses, according to the Employer’s established policies, promptly after Employee’s presentation of an itemized account of such expenditures.

5. Illness or Incapacity.

(a) Duration: Employee shall be paid his full Base Salary for any period of his illness or incapacity for up to one year; provided, however, that Employer shall be responsible only for that portion of Employee’s Base Salary which is not covered through any disability insurance provided by the Employer. If Employee’s illness renders him unable to perform his duties under this Agreement for a period longer than three consecutive months, at the end of such three-month period or any such time thereafter, Employer may terminate Employee’s employment, at which time the provisions of Section 5(c) shall apply.

(b) Continuation of Coverages: Notwithstanding any contrary provision herein, following any termination of Employee’s employment pursuant to Section 5(a), the Employer will continue any other life, health, and disability coverages for Employee substantially identical to the coverages maintained prior to Employee’s termination until the earlier of:

(i)	Employee’s full time employment by another Person;

(ii)	one year after the date of such termination (with the exception of any disability insurance coverage in place, which shall be governed by the terms of such policy); or

(iii)	the date of Employee’s death.

(c) Permanent Disability: In the event that Employee is terminated after having been deemed by Employer to be permanently disabled, Employer shall continue to pay Employee his full Base Salary for an additional nine months and thereafter one-half of his Base Salary, up to a maximum of $82,500 per year, until the earlier of:

(i)	Employee’s full time employment by another Person;

(ii)	Employee’s attainment of the age of 65; or

(iii)	the date of Employee’s death.

Provided, however, that Employer’s responsibility for paying Employee’s one-half year’s Base Salary shall be reduced by any amount actually received by Employee from any disability insurance coverage provided by the Employer, Social Security Insurance, any bank-owned life insurance, supplemental retirement plan, or any other similar government or Employer-sponsored plan or program.

6. Termination for Other than Illness or Incapacity.

(a) Death: This Agreement shall immediately terminate upon Employee’s death, in which instance Employer shall pay to Employee’s estate any compensation accrued, but not yet paid.

(b) Termination for Cause: The Employer shall have the right, at any time, upon written notice of termination satisfying the requirements of Section 8 herein, to terminate Employee’s employment hereunder, including termination for Cause as determined by the Board of Directors. A termination for Cause shall be effective immediately upon effectiveness of a notice of termination. For the purpose of this Agreement, termination for “Cause” shall mean termination for:

(i) personal dishonesty resulting (directly or indirectly) in gain to or personal enrichment of Employee at the expense of Employer, breach of fiduciary duty, violation of any significant law, rule or regulation, violation of a final cease-and-desist order, or personal default on indebtedness which is not corrected within 30 days from the date of default.

(ii) insubordination, conduct unbecoming of a senior officer of a financial institution which could have a material negative reflection on the Employer, materially failing to perform the duties stated in Schedule A of this Agreement (i.e., failing to perform the essential duties of Employee’s position),

In the event Employee is terminated for cause for one of the reasons listed in (i) or (ii), Employee shall have no right to compensation or other benefits for any period after such date of termination, other than compensation which was accrued, but not yet paid and (in the case of termination pursuant to Section 5[a]) the continuation of coverages and salary as described in Section 5(b) and 5(c), or as provided below.

In the event Employee is terminated for cause for one of the reasons listed in (ii), Employee shall have five days to appeal such termination in writing to the Board. If Employee fails to appeal the termination within such five day period, such termination shall become final and non-appealable.

If Employee does appeal a termination for cause for one of the reasons listed in (ii), Employer and Employee shall submit the question of whether such termination was properly for cause to a single arbitrator pursuant to the rules of the American Arbitration Association. Such arbitrator shall be mutually agreed upon by Employee and Employer. If Employee and Employer can not agree on the selection of an arbitrator, each of them shall select one arbitrator, who in turn shall select a third and the matter shall be submitted to a panel of those three arbitrators. The decision of the arbitrator(s) shall be final, binding and non-appealable.

If the arbitrator(s) rule in favor of Employer, the termination for cause shall become final and non-appealable. If the arbitrator(s) rule in favor of the Employee, the termination shall be deemed to not be a termination for cause, but rather a termination without cause, and Employee shall be entitled to severance benefits under Sections 6(f) and (g).

(c) Other Termination by Employer: If Employee is terminated by Employer other than for Cause, Employee’s right to severance benefits under this Agreement shall be as set forth in Sections 6(f) and (g) herein.

(d) Termination for Good Reason: Employee may terminate his employment hereunder for Good Reason by delivering a notice of termination (as defined in Section 8). For purposes of this Agreement, “Good Reason” shall mean a failure by Bancshares to comply with any material provision of this Agreement, which failure has not been cured within 15 business days after a notice of such noncompliance has been given by the Employee to Bancshares. In the event Employee terminates his employment for Good Reason, he shall be entitled to severance benefits as set forth in Sections 6(f) and (g).

(e) Termination by Employee: Employee may terminate his employment hereunder and this Agreement for any reason, by providing a notice of termination (as defined in Section 8). In such event, Employee shall have no right to compensation or other benefits after the date of termination, except for accrued but unpaid compensation.

(f) Severance Payment: If Employee is entitled to severance benefits under Sections 6(c) or (d), Employee shall be paid, as severance, the total Base Salary (as defined in Schedule B) due for the remaining term of this Agreement, which shall not exceed three years. If, however, the remaining term of this Agreement is for a period of less than six months, the amount of the severance payment shall be increased to six months’ total Base Salary (which is the maximum duration of the agreement not to compete imposed on Employee by Section 12[b]). Any such payment shall be made in substantially equal semi-monthly installments on the 15th and last days of each month until paid in full and shall only be paid subject to Employee’s execution of a full release in favor of the Employer for any potential claims related to this Agreement or to Employee’s employment with the Employer.

(g) Additional Severance Benefits: If Employee is entitled to severance benefits under Sections 6(c) or (d), the Employer shall maintain in full force and effect, for the continued benefit of the Employee any Employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination for the shorter of:

(i)	one year from the date of termination; or

(ii)	the period of time ending on the date Employee becomes eligible for participation in a comparable plan provided by another employer; provided, however, that the Employee’s continued participation is possible under the general terms and provisions of such plans and programs.

(h) Change-in-Control: In the event of a Change-in-Control (as defined in Schedule B), Employee shall be entitled to the Change-in-Control payment set forth in paragraph 7 of Schedule B, in addition to any other benefits provided for in this Agreement.

7. Regulatory Provisions. Employer and Employee acknowledge that the laws and regulations governing the Parties require that the employment of Employee be governed by certain standards contained in those laws and regulations. To that end, the Parties agree to be bound by the following provisions:

(a) Suspension/Temporary Prohibition: If the Employee is suspended and/or temporarily prohibited from participating in the conduct and affairs of any bank subsidiary of Bancshares by a notice served under Sections 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][3] and [g][1]) Bancshares’ obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, Bancshares may in its discretion:

(i)	pay the Employee all or part of his compensation withheld while the obligations under this Agreement are suspended; and

(ii)	reinstate (in whole or part) any of Bancshares’ obligations which were suspended.

(b) Permanent Prohibition: If the Employee is removed and/or permanently prohibited from participating in the conduct and affairs of any bank subsidiary of Bancshares by an order issued under Sections 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][4] or [g][1]), all of Bancshares’ obligations under this Agreement shall terminate as of the effective date of the order, but the Employee’s vested rights, if any shall not be affected.

(c) Default Under FDIA: If any bank subsidiary of Bancshares is in default (as defined in Section 3[x][1] of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this subsection of this Agreement shall not affect the Employee’s vested rights if any.

8. Notice of Termination.

(a) Specificity: Any termination of Employee’s employment by Employer or by Employee shall be communicated by written notice of termination to the other Party. For purposes of this Agreement, a “notice of termination” shall mean a dated notice which shall:

(i)	indicate the specific relevant termination provision in the Agreement;

(ii)	set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision; and

(iii)	set forth the date of termination, which shall be not less than 30 days nor more than 45 days after such notice of termination is given, unless another Section of the Agreement requires or permits a different effective date.

(b) Delivery of Notices: All notices or resignations given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier, or by hand delivery. If to Employee (or to the Employee’s spouse or estate upon the Employee’s death) notice shall be sent to Employee’s last-known address, and if to Employer, notice shall be sent to the Employer’s corporate headquarters. All such notices shall be effective five days after having been deposited in the mail if sent via first-class, certified, or registered mail, or upon delivery if by hand delivery or if sent via overnight carrier. Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

9. Post-Termination Obligations. Employer shall pay to Employee such payments and benefits as are required pursuant to this Agreement; provided, however, any such payments shall be subject to Employee’s post-termination cooperation. Such cooperation shall include the following:

(a) Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer and a customer or other third parties (including without limitation serving as a witness in court or other proceedings);

(b) Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency;

(c) Employee shall keep the Employer’s trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

(d) Employee shall return all Employer’s property, including, but not limited to, keys, credit cards, manuals and other written materials.

(e) Employee shall execute a full release of all potential claims related to this Agreement or to Employee’s employment with the Employer in favor of the Employer.

Upon submission of proper receipts, Employer shall promptly reimburse Employee for any reasonable expenses incurred by Employee in complying with the provisions of this Section.

10. Indebtedness. If during the term of this Agreement, Employee becomes indebted to Employer or to one of Employer’s subsidiaries, for any reason, Employer may, at its election, set off and collect any sums due Employee out of any amounts which Employer may owe Employee pursuant to the terms of this Agreement. Furthermore, upon the termination of this Agreement, all sums owed to Employer by Employee shall become immediately due and payable. Employee shall pay all expenses and Attorneys’ Fees actually or necessarily incurred by Employer in connection with any collection proceeding for Employee’s indebtedness. Notwithstanding any of the foregoing, any indebtedness to Employer or to one of Employer’s subsidiaries, secured by a mortgage on Employee’s residence shall not be subject to the foregoing provisions, but shall be governed by the loan documents evidencing such indebtedness.

11. Maintenance of Trade Secrets and Confidential Information. Employee shall use his best efforts and utmost diligence to guard and protect all of the Employer’s (or any of Employer’s subsidiaries) trade secrets and confidential information. Employee shall not, either during the term, or after termination, of this Agreement, for whatever reason, use in any capacity, or divulge or disclose in any manner, to any Person, the identity of Employer’s (or any of Employer’s subsidiaries) customers, methods of operation, marketing or promotional methods, processes, techniques, systems, formulas, programs, trade secrets or other confidential information relating to Employer’s (or any of Employer’s subsidiaries) business. Upon termination of this Agreement or Employee’s employment, for any reason, Employee shall immediately return and deliver to Employer or any of Employer’s subsidiaries, all records and papers and all materials which bear employment trade secrets or confidential information.

12. Competitive Activities.

(a) Limitation on Outside Activities: Employee agrees that during the term of this Agreement, except with the express consent of the Board, Employee will not, directly or indirectly, engage in, participate in, become a director of, render advisory or other services to, become employed by, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of the Employer. Notwithstanding the foregoing, Employee shall not be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions. Employee, however, shall be prohibited from making any investments or commitments of time, accepting any positions or participating in any activities which cause Employee to devote time to such investments, commitments, positions or activities which interfere with Employee’s position with and obligations to Bancshares.

(b) Agreement Not to Compete: Employee acknowledges that by virtue of his employment with Employer, Employee will acquire an intimate knowledge of the activities and affairs of Bancshares, including trade secrets and other confidential matters. Employee, therefore, agrees that during the term of this Agreement, and for a period of six months following the termination of Employee’s employment hereunder, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any Financial Institution, located in any Florida county where a subsidiary of Bancshares has a main office or full-service branch office (“Covered Area”), or with any Person whose intent it is to organize another Financial Institution located in a Covered Area. Employee acknowledges that this is the same duration of the minimum period that Employee would receive severance benefits under Section 6, if he is entitled to such benefits.

Employee further agrees that for a period of 12 months following the termination of Employee’s employment hereunder for any reason, Employee shall not, directly or indirectly: (i) solicit the business of any then current customer (e.g., borrower or depositor) of the Employer or any of Bancshares’ subsidiaries, regardless of whether or not Employee was responsible for generating such customer’s business for the Employer or any of Bancshares’ subsidiaries; or (ii) solicit any employees of Employer.

Employee hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

13. Remedies for Breach.

(a) Arbitration: The Parties agree that, except for the specific remedies for Injunctive Relief as contained in Section 13(b), herein, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the Rules of the American Arbitration Association. Judgment upon the determination and/or award of such arbitrator may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to permit the award of punitive damages to either Party. The prevailing party to said arbitration shall be entitled to an award of reasonable Attorneys’ Fees. The venue for arbitration shall be in Collier County, Florida.

(b) Injunctive Relief: The Parties acknowledge and agree that the services to be performed by Employee are special and unique and that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of Sections 11 and 12 of this Agreement. Thus, in the event of a breach of any of the provisions of such Section, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provision of such Section. Should Employer prevail in an action seeking such an injunction, Employee shall pay all costs and Attorneys’ Fees incurred by Employer in and relating to obtaining such injunction. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and recovery of Attorneys’ Fees. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

(c) Cumulative Remedies: Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 13(b) herein and all other remedies provided for in this Agreement which are available to Employer as a result of Employee’s breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Employer.

14. Assignment. This Agreement shall inure to the benefit of and be binding upon the Employee, and to the extent applicable, his heirs, assigns, executors, and personal representatives, and to the Employer, and to the extent applicable, its successors, and assigns, including, without limitation, any Person which may acquire all or substantially all of Bancshares’ assets and business, or with or into which Bancshares may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

15. Attorneys’ Fees. In the event that any claim or controversy hereunder is the subject of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to an award of all reasonable costs, including Attorneys’ Fees.

16. Miscellaneous.

(a) Amendment of Agreement: Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

(b) Certain Definitions: For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

(i)	“Attorneys’ Fees” shall include the reasonable legal fees and disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in arbitration, mediation, settlement negotiations, discovery, trial, appeal or bankruptcy proceeding.

(ii)	“Financial Institution” shall mean any bank, savings and loan association or bank holding company.

(iii)	“Person” shall mean any natural person, corporation, partnership (general or limited), trust, association or any other business entity.

(c) Headings for Reference Only: The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning or the interpretation of any of the provisions of this Agreement.

(d) Governing Law/Jurisdiction: This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Any litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate court in Collier County, Florida.

(e) Severability: If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

(f) Entire Agreement: This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of the Parties and there are no representations, inducements or other provisions other than those expressed in writing herein. No modification, waiver or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties. A Party’s waiver of the other Party’s breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

(g) Waiver: No course of conduct by Employer or Employee and no delay or omission of Employer or Employee to exercise any right or power given under this Agreement shall:

(i)	impair the subsequent exercise of any right or power, or

(ii)	be construed to be a waiver of any default or any acquiescence in, or consent to, the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen. Any power and/or remedy granted by law and by this Agreement to any Party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

(h) Pronouns: As used herein, words in the singular include the plural, and the masculine include the feminine and neuter gender, as appropriate.

(i) Recitals: The Recitals set forth at the beginning of this Agreement shall be deemed to be incorporated into this Agreement by this reference as if fully set forth herein, and this Agreement shall be interpreted with reference to and in light of such Recitals.

(j) Amendment and Restatement: This Agreement amends and completely restates any other employment agreements by and between Employee and Bancshares or any of its subsidiaries. By executing this Agreement, Employee completely releases Bancshares and all of its subsidiaries from any obligations under any such other Agreements.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EMPLOYEE	BANCSHARES OF FLORIDA, INC.

By:
Martin P. Mahan		Earl L. Frye
Chairman of the Board
of Directors and Member of the
Compensation Committee

SCHEDULE A

Employee’s duties shall specifically include, but not be limited to:

1.	Building and maintaining a high quality employee team for Bancshares and its subsidiaries (the “Company”);

2.	Overseeing and supervising all of the Company’s operating activities;

3.	Supervising the Company’s human resource and marketing departments;

4.	Keeping Bancshares’ Chief Executive Officer informed of important developments concerning Bancshares, industry developments and regulatory initiatives affecting Bancshares;

5.	Initiating changes to organization structure to accomplish objectives developed with Bancshares’ Chief Executive Officer;

6.	Establishing and implementing marketing efforts to increase the business of the Company, including increasing Bancshares fee and interest income;

7.	Assisting Bancshares’ Chief Executive Officer with the preparation of Bancshares’ annual business plan and budget;

8.	Propose new policies and procedures to accomplish strategic plan objectives more efficiently;

9.	Implementing and monitoring the Company’s annual business plan and budget;

10.	Overseeing Bancshares’ warrant plans and stock option plan(s);

11.	Recommending to Bancshares’ Chief Executive Officer any necessary revisions to Bancshares’ three-year business plan;

12.	Overseeing status of employment contracts and other agreements binding by the Company;

13.	Being responsible for the oversight of Bancshares’ subsidiary network;

14.	Coordinating with the Company’s attorneys, accountants and other service providers to the extent necessary to further the business of Bancshares, keeping in compliance with government laws and regulations and otherwise keeping Bancshares in as good a financial and legal posture as possible;

15.	Maintaining adequate expense records relating to Employee’s activities on behalf of the Company; and

16.	Conducting and undertaking all other activities, responsibilities, and duties normally expected to be undertaken and accomplished y the Chief Operating Officer of a publicly-traded financial institution holding company similar in size and operation to the Company.

SCHEDULE B

COMPENSATION

1.	Base Salary: Employee shall receive an annual salary of $172,500 (the “Base Salary”). Employer may adjust the Base Salary from time to time based upon the Board’s evaluation of Employee’s performance. In no event, however, will the Base Salary be reduced without Employee’s written concurrence.

2.	Performance Bonuses: Employee may receive an annual performance bonus at the discretion of the Board which shall not exceed 50% of the Base Salary. The performance bonus shall be tied to Bancshares on a consolidated basis. “Profitability” shall include, but not be limited to net profit, the financial strength of Bancshares, implementing strategies to increase shareholder value or such other measures as determined by the Board.

3.	Vacation: Employee is entitled to four weeks paid vacation time per year on a non-cumulative basis. Employee will be entitled to receive a lump sum payment for up to 80 hours of unused vacation time.

4.	Medical Benefits and Other Plans: Employee shall be permitted to participate in all medical and healthcare benefit plans provided by Bancshares to its officers. Employee shall also be permitted to participate in all other benefit plans offered to senior officers of Bancshares’ subsidiaries.

5.	Continuing Education: Employer will reimburse Employee for admission or attendance fees for pre-approved educational meetings or seminars offered by such organizations as the Florida Bankers Association.

6.	Automobile Allowance: For the initial three-year term of the Agreement, Employee shall be entitled to use of a Bancshares-owned or leased automobile in accordance with the Employer’s policy. Employee shall be responsible for any taxes due the Internal Revenue Service for his personal use of the vehicle. On the third anniversary date of this Agreement, Employee shall become responsible for ownership of his own automobile. Employer shall increase the Base Salary by no less than $9,600 to compensate Employee for his automobile and related expenses. For any business trips Employee is required to take from the county where he is based, Employer shall reimburse Employee for any actually incurred gasoline expenses.

7.	Change in Control Payment: A “Change-in-Control” of the Employer shall mean the first to occur of any one or more of the following:

(i)	any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities (other than the group consisting of a majority of the directors currently serving on the Board of Directors as of the date of this Agreement) “acting in concert,” as contemplated by Section 225.41 of the Federal Reserve Board of Governors’ Regulation Y, of 25% or more of the outstanding shares of common stock of the

Employer, or

(ii)	the sale of all or substantially all of the assets of the Employer; or

(iii)	the liquidation of the Employer or a material amount of Employer’s assets;

(iv)	the takeover or control of all or substantially all of the operations of Employer, through any of the means specified above.

Upon the occurrence of a Change-in-Control, on the date of closing, Employer shall pay to Employee a lump sum equal to 2.9 times his then current Base Salary, plus the average of employee’s last two cash bonuses.